Exhibit 10.3

NORTH CAROLINA    )
                  )                 LEASE AGREEMENT
GUILFORD COUNTY   )

         THIS LEASE AGREEMENT, Made and entered into this 1st day of May, 1998, by and between MIRACLE PROPERTIES, LLC, a North Carolina Limited Liability Company (hereinafter called the "Landlord"), and MARKET AMERICA, INC., a North Carolina corporation (hereinafter called the "Tenant");

                                   WITNESSETH:

         That in consideration of the covenants, conditions and agreements hereinafter contained, Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the premises more particularly described as follows:

         See "Exhibit A" attached hereto and incorporated herein by reference.

         TO HAVE AND TO HOLD said land and premises, together with all privileges and appurtenances thereunto belonging to Tenant, its successors and assigns, for the term and under the conditions hereinafter set forth, to-wit:

         1. Term. The term of this Lease shall be for a period commencing on the first day Landlord gains possession of said property and ending on the thirtieth day of the first full month five years thereafter.

         2. Renewal. If this Lease shall not have been canceled pursuant to the provisions hereinafter set forth and if Tenant shall, during the original term hereof, keep and perform each and every covenant, provision and agreement herein contained, and provided that Tenant shall not be in default under any of the terms, covenants or conditions of this Lease at the end of the term, then Tenant may, at its option, renew this Lease for any additional term of five years.

         If, during the first additional five (5) year term, this Lease shall not have been canceled pursuant to the provisions hereinafter set forth and if Tenant shall, during the first additional five (5) year term hereof, keep and perform each and every covenant, provision and agreement herein contained, and provided that Tenant shall not be in default under any of the terms, covenants or conditions of this Lease at the end of said term, then Tenant may, at its option, renew this Lease for an additional term of five years. If the above conditions are met by Tenant, then Tenant may, at its option, renew this Lease for two additional five (5) year terms (three (3) total five-year renewal options).

         Unless Tenant gives written notice to Landlord of its intention not to exercise its right to renew for the additional five (5) years of this Lease, within sixty (60) days prior to the date of termination of the original term or any subsequent renewal term, then this Lease shall automatically be renewed for an additional five-year term.

         4. Rental. As rental for said premises, Tenant shall pay to Landlord or Landlord's Agent, without notice or demand therefor, as follows:

                  A. The sum of TWO THOUSAND AND NO/100 DOLLARS ($2,000) per day for the use of the patio, dock and parking areas, as well as the two
         (2) adjacent meeting rooms on the premises:

                  B. The sum of SEVEN THOUSAND AND NO/100 DOLLARS ($7,000) per month for the use of the office space and common areas; and

                  C. The sum of FOUR HUNDRED AND NO/100 DOLLARS ($400) per day for the use of each of the three (3) bedroom suites and the common areas associated therewith, to be used by the corporate executives while on business in south Florida.

         4. Late Charge. If Landlord does not receive the rental payment within fifteen (15) days of its due date, Tenant shall pay to Landlord a late charge of five percent (5%) of any outstanding balance, including previously unpaid balances, of the payment due to cover costs of securing and processing any late payments.

         5. Taxes. Landlord shall pay all real property ad valorem taxes and assessments which may be levied, assessed or charged against the demised premises. Tenant shall pay all license, privilege or other taxes levied, assessed or charged against it on account of the operation of its business or on account of property belonging to Tenant, provided that Landlord and Tenant respectively shall be entitled either prior to or subsequent to payment to contest as improper, excessive or invalid any such taxes or assessments. Taxes will be escrowed and Tenant will pay 1/12th of the annual taxes along with the rent payment.

         6. Utilities. Landlord shall pay all charges for electricity, fuel oil, natural gas, water, and any other utilities consumed on the premises.

         7. Repairs and Maintenance. Landlord shall, during the term of this Lease, and any renewal or extension thereof, at its sole expense, keep the interior of the leased premises in good order and repair, reasonable wear and tear and damage by accidental fire or other casualty excepted. Tenant shall not knowingly permit or willingly permit to be committed any act or thing contrary to the rules and regulations prescribed from time to time by the Board of Health or which shall be contrary to the rules and regulations of Federal, State or Municipal authority.

         Landlord's duty to repair and maintain shall include the replacement of all light bulbs and broken glass in windows in those areas that it occupies as the leased premises. Landlord shall maintain in good working order and repair all plumbing, toilet facilities and other fixtures and equipment installed for the general supply of hot water and cold water, heat, air conditioning and electricity.

         Landlord, during the term of this Lease, or any renewal or extension thereof, shall keep the structural supports and exterior walls of the building, including roof, in good order and repair, shall make repairs to the exterior water, sewer, and utility services, to the point of entry to the building, and to the air conditioning and heating systems, other than ordinary maintenance, and all repairs or restorations necessitated by fire or other peril covered by standard extended coverage endorsements on fire insurance policies.

         8. Alterations and Additions.

                  A. Tenant shall have the right to make changes, improvements, alterations or additions to the areas which it leases, subject to the Landlord's reasonable approval.

                           1. No change, improvement, alteration or addition
                  shall at any time be made which shall impair or adversely affect the structural soundness or diminish the value of any improvement on the leased premises.

                           2. No change, improvement, alteration or addition
                  shall be undertaken until Tenant shall have procured and paid for all required municipal or county building permits, and shall have given Landlord prior notice and received Landlord's approval of the plans for the alteration or addition.

                           3. All permanent changes, improvements, alterations,
                  or additions which become affixed to the building or land shall become the property of the Landlord at the expiration of the term of this Lease, or any renewal term, without payment of any kind therefor by Landlord.

                  B. It is agreed that Tenant owns certain personal property and shall have the right to install in the demised premises certain personal property including without limitation countertops, shelving and equipment which may be attached to interior walls and floors, the same may be removed at the termination of this Lease; provided, however, this Lease is not terminated by the occurrence of one or more events of default enumerated in Paragraph 17 below. Tenant shall pay or replace any damage to said premises on account of removal of items of personal property. Any rights of Landlord in and to personal property of the Tenant pursuant to this paragraph and Paragraph 15 shall be governed by applicable North Carolina law with respect to possessory landlord's liens.

         9. Insurance. Landlord shall at all times during the term of this Lease and any renewal period thereof, at its own cost and expense, insure and keep in effect on the building located on the demised premises standard fire and extended coverage insurance with a company authorized to do business in North Carolina for its replacement value naming Landlord as the insured and Tenant as additional insured. payment. In addition thereto, Tenant shall insure any of its equipment, machinery, fixtures and other assets located on the demised premises in such amount and against such risks as it may deem advisable. Landlord shall, during the term of this Lease Agreement or any renewal thereof, carry and maintain comprehensive public liability insurance, including property damage, insuring Tenant and Landlord against liability for injuries to persons or property occurring in or about the leased premises or common areas or arising out of the ownership, maintenance, use or occupancy thereof. The liability of this insurance shall not be less than ONE MILLION DOLLARS ($1,000,000) for any one person injured or killed and not less than FIVE HUNDRED THOUSAND DOLLARS ($500,000) for personal property damage per accident. Landlord and Tenant and all parties claiming under them hereby mutually release and discharge each other from all claims and liabilities arising from or caused by any hazard covered by insurance on the leased property, or covered by insurance in connection with property or activities conducted on the leased property, regardless of the cause of the damage or loss, and the parties each agree to have their respective insurance companies waive, if possible, in writing and for the express benefit of the others any rights of subrogation that the companies may have, if at all, against the Landlord or Tenant, as the case may be.

         10. Indemnification. With the exception of claims arising out of acts of negligence of Landlord, its agents or employees, Tenant covenants and agrees that at its sole expense, it will protect Landlord and save Landlord harmless from all claims of all persons whomsoever arising from or out of the use or occupancy of the leased premises by Tenant or Tenant's agents or employees, or subleases, including the reimbursement of Landlord of all reasonable expenses incurred in defending such claim.

         11. Condemnation. If at any time during the term hereof the whole of the leased premises shall be taken by any public authority or by the right of eminent domain, then in any such event when possession shall have been taken thereunder by the condemning authority, the term hereof granted and all right and liability of the Tenant hereunder shall immediately cease and terminate and the rent shall be apportioned and paid to the time of such termination. The Landlord shall be entitled to all award in condemnation for land and improvements.

         If fifteen percent (15%) or more of the floor area of the building of the leased premises shall be appropriated or taken under the power of eminent domain, then and in such event, the Tenant shall have the right to cancel and terminate the Lease as of the date the condemning authority acquires possession of said portion, provided that the Tenant has notified the Landlord in writing of such election within thirty (30) days after receipt by the Tenant from the Landlord of written notice that said percentage of the premises have been so appropriated or taken. In the event of such cancellation, the Tenant shall thereupon be released from further liability under this Lease. If less than fifteen percent (15%) of the floor area of the building upon the leased premises shall be so appropriated or taken, or if more than fifteen percent (15%) of the floor area of the building upon the leased premises shall be so appropriated or taken and the Tenant shall not elect to so terminate this Lease but shall remain in that portion of the premises which shall have not been appropriated or taken, then in either such event, the Landlord, at its own cost and expense, shall immediately restore the building remaining to a complete unit of like quality and character as existed prior to such appropriation or taking, and rent as to that portion of the building rendered untenantable for the Tenant's ordinary use and occupation during the period of demolition and/or restoration shall be reduced and thereafter the rental shall be reduced in the ratio to that floor area of the part of the building taken which is included within the leased premises before such taking. Landlord must notify Tenant of any notice of condemnation within 30 days of receipt by Landlord of said notice of condemnation.

         12. Fire or Other Casualty Loss. If the leased premises be partially damaged by fire or other casualty during the base term of this Lease or any renewal thereof, Landlord shall repair the same at his own expense with reasonable dispatch, and if as a result thereof the premises hereby leased shall be partially unsuitable or unfit for Tenant's purpose, use or occupation, then and in such event, the rent herein reserved shall be reduced in proportion to the space not usable until such premises have been repaired and restored. If Tenant shall be unable to carry on its normal business operations for a period of sixty (60) days or more, Tenant shall have the right to terminate this Lease by giving (30) days prior written notice of such termination to Landlord. Upon such termination, Landlord's and Tenant's obligation hereunder, and each of them, including payment of rent, shall cease and terminate effective as of the day the premises were so damaged or destroyed. If the Tenant cannot carry on its normal business operations for a period of less than sixty (60) days by virtue of such damage or destruction, rent shall abate for the period that the premises are untentable and this Lease shall remain in full force and effect. If the premises shall be totally destroyed, either party may, within fifteen (15) days after the happening of such fire or other casualty, elect to terminate this Lease and the term hereby granted by giving to the other party written notice thereof, and upon giving such notice, this Lease shall terminate and be at an end.

         13. Assignment and Subletting. Tenant may sublet or assign its rights hereunder under the following conditions: Tenant shall first give Landlord at least 90 days prior written notice of its desire to assign or sublet its rights under the Lease. For a period of 90 days after receipt of said notice, Landlord shall have the right to find its own Tenant for the Leased Premises. If Landlord is able to find a Tenant for the Leased Premises then Landlord shall notify Tenant and upon the execution of a Lease between Landlord and a new tenant, the Tenant shall execute a termination agreement for the existing Lease and all rights, obligations and liabilities of the Tenant under the existing Lease shall cease, provided, however, nothing herein contained shall relieve Tenant of any obligations under this Lease during said 90-day period.

         If Landlord is not able to find a new Tenant within the 90-day period, then Tenant shall be free to assign or sublet the premises, provided:

                  A. Tenant shall first obtain the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld; provided, further, that the business of assignee or sublessee shall not be hazardous, illegal, or disruptive and that Tenant shall remain primarily liable for the payment of the rent herein reserved and for the performance of all the other terms of this Lease required to be performed by Tenant irrespective of the subletting or assignment;

                  B. At the time of such assignment or subletting, there shall be no default under the terms of this Lease;

                  C. A duplicate original of said assignment or sublease, in recordable form, shall be delivered by certified mail to Landlord within thirty (30) days after execution of said assignment or sublease.

         14. Right of Entry. Tenant agrees that Landlord, Landlord's agents or other representatives, shall have the right without abatement or rent, to enter into and upon the Leased Premises, or any part thereof, during regular business hours for the purpose of examining same or making such repairs or alterations to the Leased Premises as may be necessary for the safety and preservation thereof; provided, however, that such examinations, repairs or alterations (unless of an emergency nature) shall be made as to cause a minimum of interference to the operation of Tenant's business conducted in or on the Leased Premises.

         15. Default. The happening of one or both (A or B) of the following listed events shall constitute a breach of this Lease Agreement on the part of the Tenant, namely:

                  A. The failure of Tenant to pay rent payable under this Lease within ten (10) days following written notice from Landlord of failure to pay the full monthly rental on the first day of any rental month. After such notice has been given to Tenant a total of three times, no further notice shall be required if Tenant subsequently defaults in payment of any monthly rental payment next due thereafter.

                  B. The failure of Tenant to fully and promptly perform any act required under this Lease or to otherwise comply with any terms or provisions hereof for thirty (30) days or more after written notice is given to Tenant by Landlord notifying it of said default. In all matters in this Agreement, time is of the essence.

                  C. For the purposes of Section B of this Paragraph 15, if the default complained of be a default other than one which may be cured by the payment of money, no default on the part of the Tenant in the performance of work required by the performed or acts to be done or conditions to be met shall be deemed to exist if steps shall have been commenced in good faith commenced by the Tenant within the 30-day grace period to rectify same and shall be prosecuted to completion with diligence and continuity.

                  Upon the happening of any event of default by Tenant, Landlord, if Landlord shall so elect, may either (1) terminate the terms of this Lease Agreement, or (2) terminate Tenant's right to possession or occupancy of the premises without terminating the term of this Lease Agreement, and, in the event Landlord shall exercise such second right of election, the same shall be effective as of twenty (20) days after the date of such event of default.

                  If Landlord shall elect to terminate the terms of this Lease Agreement, Landlord, upon such termination, shall be entitled to recover of Tenant all accrued rent due and payable at the time of such default, plus any rents paid in advance, which shall be applied to any balance due Landlord, of whatever kind, or in the alternative, as liquidated damages forfeited to Landlord without waiver of any other rights or remedies of Landlord. If Landlord shall elect to terminate the terms of the Lease Agreement then after all accrued rents are paid the Landlord and any funds owed to Landlord on account of any other terms of this Lease are paid, then Tenant's obligations and liability under this Lease shall terminate.

                  If Landlord shall elect to terminate Tenant's right to possession only without terminating the terms of this Lease, Landlord, at Landlord's option, may enter into the premises, remove Tenant's property, and hold possession of and sell the same and apply the proceeds first to the cost of sale, second to rents and damages due Landlord, and the surplus, if any, shall be paid to Tenant, without any such possession or sale terminating the terms of this Lease or otherwise releasing Tenant in full or in part from its obligation to pay the rent herein reserved for the full term hereof, and in such case, Tenant shall remain liable to Landlord for all rents due under this Lease. However, Landlord will make reasonable efforts to relet the premises, or any part thereof, at a reasonable rent to any person, firm or corporation other than Tenant. If any rent collected by Landlord upon such re-letting is not sufficient to pay monthly the full amount theretofore paid by Tenant, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand, and, if the rent so collected from such re-letting is more than sufficient to pay the full amount of the rent reserved hereunto, Landlord shall, at the end of the stated term hereof, apply any surplus to the extent thereof to the discharge of any obligation for Tenant under the terms of this Lease, and any remaining surplus shall be paid to Tenant. However, nothing herein shall render Tenant liable for any greater sum than would be payable if Tenant were not in default under the Lease.

         16. Bankruptcy. In the event Tenant shall be adjudicated a bankrupt, or a temporary or permanent receiver is appointed for the Tenant in any Federal or State Court, or petition in insolvency or liquidation proceedings is filed against Tenant which shall not be dismissed within ninety (90) days, Landlord shall have the right at his option, to immediately declare this contact and lease null and void and resume possession of the property. In addition, Landlord shall be entitled to recover reasonable attorneys fees incurred by the Landlord in any proceeding protecting its rights under this paragraph.

         17. Subordination - Attornment. This Lease shall be deemed subject and subordinate to any mortgage which may heretofore or hereafter be executed by Landlord covering the building and land upon which the building is located, unless the mortgagee requests that this Lease be superior to its mortgage. In the event any proceedings are brought for foreclosure of any mortgage on the premises, Tenant will attorn to the purchaser at a foreclosure sale and recognize such purchaser as Landlord, provided purchaser or Trustee agrees not to disturb Tenant's possession as long as it is not in default under the terms of this Lease. Provided that Lender executes a non-disturbance agreement with Tenant, Tenant shall execute at Landlord's request, and within five (5) days thereof, instruments evidencing the subordinate position of this Lease, and as often as requested shall sign estoppel certificates setting forth the date it accepted possession, that it occupies the premises, the termination date of its Lease, the date to which rent has been paid and the amount of monthly rent in effect as of such certification, whether or not it has any defense or offset to the enforcement of the Lease, any knowledge it has of any default or breach by Landlord, and that the Lease is in full force and effect except as to modifications, agreements or amendments thereto, copies of each of which shall be attached to the certificate.

         18. Signs. Tenant may not erect or display any sign upon the exterior of the demised premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Landlord has given prior written consent to Tenant for a particular sign, Landlord shall cooperate with Tenant in obtaining any permit required to install or erect the sign.

         19. Quiet Enjoyment. If Tenant promptly and punctually complies with each of its obligations hereunder, it shall have and enjoy the peaceful and quiet possession of the demised premises during the term hereof, providing that no action of Landlord in work in other space in the building or in repairing or restoring the leased space, shall be deemed a breach of this covenant, or give Tenant any right to modify this Lease, either as to term, rent payable or other obligations to perform.

         20. Relationship Between Parties. This Lease shall not be construed to create a partnership, joint venture, or agency relationship between the parties hereto.

         21. Notices. Wherever in the lease it is provided that either the Landlord or Tenant may or shall give written notice to the other party, such notice shall be deemed sufficiently given and effective if mailed by registered mail, return receipt requested.

         22. Parking. Landlord and Tenant shall each have the use of parking available to the leased premises.

         23. Lease Binding Upon Heirs. The terms, covenants, conditions, provisions and undertakings in this Lease shall extend to and be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of such party, as if in each and every case so expressed.

         24. Renovations. All renovations and modifications to the property will be paid by Tenant.

         IN WITNESS WHEREOF, Landlord and Tenant have each executed this Lease Agreement for the purposes and uses herein stated, in duplicate originals on the day and year first above written.


                                            TENANT:


                                            /s/ James H. Ridinger (SEAL)
                                            ----------------------------
                                            MARKET AMERICA, INC.

NORTH CAROLINA
GUILFORD COUNTY

         I, _________________________, a Notary Public for said County and State, do hereby certify that __________________________ personally appeared before me this date and acknowledged the due execution of the foregoing instrument.

         WITNESS my hand and seal, this the ____ day of _____________, 1998.


                                            ------------------------------------
                                            Notary Public


My commission expires:  ______________